Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 18, 2024, relating to the financial statements of the Predecessor Millrose Business as of December 31, 2023 and 2022, appearing in Registration Statement No. 333-283883 on Form S-11 of Millrose Properties, Inc.

/s/ Deloitte &Touche LLP

Miami, FL

March 14, 2025